TERMINATION AGREEMENT
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     THIS TERMINATION AGREEMENT (the "Agreement"), made as of this 27th day of
December, 2002, by and between EDISON CONTROL CORPORATION, a New Jersey corporation ("EDCO"), and CONSTRUCTION FORMS, INC., a Wisconsin corporation ("ConForms", and collectively and interchangeably with EDCO, the "Company"), on the one hand, and JAY R. HANAMANN ("Hanamann"), on the other hand.

                                   BACKGROUND

     A. In connection with EDCO's acquisition of ConForms on June 21, 1996, (i) Hanamann and ConForms executed an Employment Agreement, dated as of June 21, 1996 (the "Employment Agreement") pursuant to which, among other things, Hanamann was employed by the Company as its Chief Financial Officer, Treasurer and Secretary; (ii) Hanamann and EDCO executed a Stock Option Agreement, dated as of June 21, 1996 (the "Option Agreement") pursuant to which Hanamann was granted an option to purchase 48,611 shares of EDCO's common stock ("Option Shares") at an exercise price of $3.00 per share pursuant to EDCO's 1986 Stock Option Plan, as amended (the "Option"); and (iii) Hanamann purchased 33,333 shares of EDCO common stock ("Direct Shares, and together with the Option Shares, the "Shares") for a purchase price of $7.50 per share.

     B. Effective as of the close of business on December 31, 2002, Hanamann and the Company mutually desire to terminate (i) Hanamann's employment by the Company (including terminating his membership on ConForm's Board of Directors);
(ii) the Employment Agreement (other than the noncompetition, nonsolicitation and confidentiality provisions thereof); and (iii) the Option Agreement (and unexercised Option), all in exchange for the payments, benefits and other consideration and agreements set forth in, and subject to the other terms and conditions of, this Agreement.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties covenant and agree as follows:

     1. Termination of Employment and Related Agreements. Hanamann and the Company mutually agree that, effective as of the close of business on December 31, 2002, (i) the Employment Agreement (other than the noncompetition, nonsolicitation and confidentiality provisions set forth in Sections 6 and 7 thereof) and the Option Agreement (and unexercised Option) shall be hereby terminated and shall be of no further force or effect, and no party thereto shall thereafter have any further rights or obligations thereunder or pursuant thereto other than as specifically set forth herein; (ii) Hanamann's employment by and with the Company (including his membership on ConForm's Board of Directors) shall be hereby terminated; and (iii) Hanamann shall return to the Company all Company property in his possession or under his control.

     2. Repurchase of Direct Shares. In consideration of Hanamann's covenants and agreements contained in this Agreement, on December 31, 2002, the Company shall repurchase and cancel Hanamann's 33,333 Direct Shares for a cash repurchase price of $7.00 per share (for a total of $233,331).

     3. Cancellation of Option. In consideration of Hanamann's covenants and agreements contained in this Agreement, on January 2, 2002, Company shall pay Hanamann $194,444 in cancellation of his unexercised Option (less all applicable withholding amounts).

     4. Continued Payment of Salary/Benefits in 2003; Termination of Company-Leased Vehicle; Outplacement Services. In consideration of Hanamann's covenants and agreements contained in this Agreement, in accordance with Hanamann's Employment Agreement, but subject to Hanamann's compliance with this
Agreement:

          a. The Company shall continue during calendar year 2003 to (a) pay Hanamann his current $140,000 annual base salary (less all applicable withholding amounts) in equal installments on the Company's normal employee payroll dates; (b) provide Hanamann with his current employee benefits described in Section 4(c) of his Employment Agreement (i.e., accident, life, health and disability insurance), provided that Hanamann continues to pay the employee-portion of the applicable premium, co-pay and/or deductible amounts therefor and otherwise continues to comply with the terms thereof; and (c) pay Hanamann's annual membership dues for Hanamann's Company-sponsored country club membership at Hidden Glen Country Club; provided, however, that the Company shall not pay, and Hanamann shall fully indemnify and hold the Company harmless from, any other expenses incident to Hanamann's use of such membership, including fees, quarterly or other dues, and expenses. The Company shall use its best efforts to transfer Hanamann's Company-sponsored country club membership into Hanamann's personal name. From and after the close of business on December 31, 2002, the Company shall cease paying any and all of Hanamann's other employment-related benefits and perquisites, including, without limitation, lease payments, gas, operating, maintenance and repair costs and expenses for Hanamann's Company automobile. On December 31, 2002 Hanamann shall return to the Company his Company automobile in good condition and repair in compliance with the related lease agreement or, if Hanamann so desires, the Company shall then use its best efforts to transfer Hanamann's Company automobile lease, and possession and use of such automobile, into Hanamann's personal name, provided that Hanamann hereby agrees to fully indemnify and hold the Company harmless from any and all liabilities and costs whatsoever related thereto incurred after any such transfer (including any transfer-related fees and costs).

          b. Upon presentation of a bona fide invoice or invoices, during calendar year 2003, the Company shall promptly reimburse Hanamann for up to $4,000 in fees and expenses related to outplacement services provided by a nationally recognized executive placement firm acceptable to the Company.

     5. Potential Pro-Rated Fiscal 2002-03 Bonus. In consideration of Hanamann's covenants and agreements contained in this Agreement, but subject to Hanamann's compliance with this Agreement, Hanamann shall be eligible to receive a pro-rated (i.e., 11/12ths) performance bonus for fiscal 2002-03 in such amount as the Company's Board of Directors (or Compensation Committee thereof) may determine in its discretion. Any such bonus shall be payable (less all applicable withholding amounts) at such time as bonuses for fiscal 2002-03 are otherwise paid to the Company's executives, but not later than April 15, 2003.

     6. Additional Severance Payment. In consideration of Hanamann's covenants and agreements contained in this Agreement, but subject to Hanamann's compliance with this

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

Agreement, on January 2, 2002, the Company shall pay Hanamann an additional severance payment of $82,000 (less all applicable withholding amounts).

     7. Release. In consideration of the substantial payments, benefits and other consideration provided by the Company to Hanamann pursuant to this Agreement, Hanamann, for himself and his spouse, heirs, assigns, executors, administrators, personal representatives and other successors, and in any and all capacities including, without limitation, as an individual, shareholder, director, officer and/or employee, does herewith now and forever remise, release and discharge the Company and its present, former and future affiliates, shareholders, officers, directors, employees or agents from any and all claims, demands, actions, suits, liabilities and causes of action of any kind and nature whatsoever, fixed or contingent, known or unknown, which any of them or any person claiming through or under Hanamann ever had or now has or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing resulting from, arising out of, or incurred with respect to, or alleged to result from, arise out of, or incurred with respect to acts or omissions to act of all nature and kind whatsoever through the time of the execution of this Agreement, or arising or in any way related to the repurchase of Hanamann's Direct Shares and/or Option hereunder, or arising out of or in anyway concerned with or relating to Hanamann's employment or Hanamann's separation from the Company through the date hereof, including but not limited to: breach of contract (other than the express provisions of this Agreement), impairment of economic opportunity, infliction of emotional distress, defamation of reputation, any intentional or negligent tort, and any alleged violation arising under any federal, state, or equal employment law, ordinance, regulation, or order, including but not limited to any and all federal and state securities laws, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination Act of 1967, as amended, or any state human rights laws (collectively, the above provision shall be called the "Release"). Without limitation to the foregoing Release, Hanamann hereby specifically waives any rights or claims against the Company which arise under the Age Discrimination in Employment Act ("ADEA"). This waiver does not affect those rights or claims under ADEA which arise after the execution of this waiver. Hanamann shall have 21 days to consider this waiver, and after signing this Agreement, Hanamann shall have an additional seven days to revoke this waiver. This waiver shall not become effective and enforceable until the seven day revocation period has elapsed. The Company has advised Hanamann to consult with an attorney before signing this Agreement (collectively, the above provision shall be called the "Waiver").

     8. Confidentiality. Hanamann recognizes and acknowledges that Confidential Information (as defined below) with respect to the Company's business methods, systems, plans and policies which he has heretofore received or obtained as an employee, officer and/or director of the Company, is a valuable and unique asset of the Company. Accordingly, in addition to his covenants of confidentiality set forth on Section 7 of his Employment Agreement (which, notwithstanding the termination of Hanamann's Employment Agreement pursuant to this Agreement, shall remain in full force and effect), in consideration of the substantial payments, benefits and other consideration provided by the Company to Hanamann pursuant to this Agreement, Hanamann hereby agrees not at any time to disclose, use, furnish or make accessible to any person or entity Confidential Information acquired by Hanamann, including, without limitation, Confidential Information that relates to the Company's management, Board of Directors, financial condition, strategies, stock repurchase program, subscription mailing or customer lists, sources of supply, subcontractors, business, personnel, policies, prospects, business practices, business plans, methods, processes, equipment, or other confidential, proprietary or secret aspects of any business conducted or proposed to be conducted by the Company (individually and collectively, "Confidential Information") without prior

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

written consent from the Company, unless such Confidential Information shall have become public knowledge other than by being divulged or made accessible by Hanamann in breach of this Section 8. Notwithstanding the foregoing, Hanamann acknowledges that any Confidential Information that qualifies as a "patent" and/or "trade secret" under applicable law will be subject to additional restrictions beyond those specified in this Section 8. Nothing in this Section 8 is intended to limit in any way the statutory protections afforded patents and trade secrets under applicable law. This Section 8 shall not preclude Hanamann from disclosure of such Confidential Information as may be required by any applicable law, regulation or directive of any governmental agency, court or other authority having jurisdiction in the matter, or in the proper course of conduct of the Company business. In the event that any person seeks legally to compel Hanamann to disclose Confidential Information, Hanamann shall promptly provide the Company with notice so that the Company may have opportunity to seek a protective order or other appropriate remedy. On December 31, 2002, Hanamann shall return to the Company all memoranda, notes, rolodex or similar listings, reports, records, computer disks, emails, and other documents made or compiled by Hanamann, or made available to Hanamann, which describe, contain or concern any Confidential Information. Return of such information and materials shall in no event relieve Hanamann of his obligations of confidentiality contained herein (and in Section 7 of his Employment Agreement) respecting such Confidential Information.

     9. Continued Non-Competition and Non-Solicitation Covenant. Notwithstanding the termination of Hanamann's Employment Agreement pursuant to this Agreement, in consideration of the substantial payments, benefits and other consideration provided by the Company to Hanamann pursuant to this Agreement, Hanamann's covenants not to complete with the Company and not to solicit the Company's employees or customers set forth in Section 6 of Hanamann's Employment Agreement shall remain in full force and effect for calendar year 2003.

     10. Equitable Relief for Violations. Hanamann hereby agrees that the provisions and restrictions contained in Section 8 and 9 above (including Sections 6 and 7 of Hanamann's Employment Agreement) are necessary to protect the legitimate continuing business interests of the Company, and that any violation or breach of any such Section will result in irreparable injury to the Company for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to the Company for such violation or breach and regardless of any other provision contained in this Agreement, the Company shall be entitled to reimbursement and disgorgement by Hanamann for all of the payments, benefits and other consideration paid or provided to Hanamann hereunder and also to injunctive and other equitable relief as a court may grant after considering the intent of Section 8 and 9 above (including Sections 6 and 7 of Hanamann's Employment Agreement), together with all reasonable attorneys' fees and costs incurred by the Company in enforcing the terms of this Agreement. Any such disgorgement and/or injunction shall not affect the continued validity of this Agreement (and Sections 6 and 7 of Hanamann's Employment Agreement). The damages and/or remedies hereunder are not exclusive.

     11. Transition Period Tasks; Consulting Services. From the date hereof through December 31, 2002, Hanamann shall continue to perform his current duties and responsibilities in good faith on a full time, exclusive basis during normal business working hours and shall transition all of his duties and responsibilities to Greg Skaar (and/or such other Company employees designated by the Company's Chief Executive Officer), all to the reasonable satisfaction of the Company's Chief Executive Officer. During calendar year 2003, Hanamann shall provide such consulting or advisory services (but not more than 20 hours of service) to the Company as may be reasonably requested

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

from time to time by the Company's Chief Executive Officer and/or new Chief Financial Officer to continue to facilitate the smooth transition of Hanamann's duties and responsibilities, all to the reasonable satisfaction of the Company's Chief Executive Officer.

     12. Nondisparagement. In consideration of the substantial payments, benefits and other consideration provided by the Company to Hanamann pursuant to this Agreement, Hanamann agrees not to make any disparaging remarks about, or otherwise take any action that would impugn or damage the goodwill or reputation of, the Company or its shareholders, directors, officers, employees, products, practices or plans.

     13. Hanamann Aware of All Necessary Information. As the Company's Chief Financial Officer and Treasurer, Hanamann is intimately and fully aware of the Company's business affairs, financial results, financial condition, strategies, prospects and plans, and is otherwise fully aware of all information about the Company as he deems necessary and appropriate to enable him to reach an informed and knowledgeable decision to sell his Direct Shares and cancel his Option pursuant to this Agreement.

     14. Binding Effect. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns. Once executed by the parties hereto, this Agreement shall be irrevocable.

     15. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters set forth herein and supercedes any other written or oral agreement relating to the subject matter hereof.

     16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same legal instrument. 17. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

     IN WITNESS WHEREOF, the parties hereto have executed duly this Agreement as of the day and year first above written.

CONSTRUCTION FORMS, INC.                      EDISON CONTROL CORPORATION


By: /s/ Alan J. Kastelic                      By: /s/ Alan J. Kastelic
    -------------------------------              -------------------------------
    Alan J. Kastelic                             Alan J. Kastelic
    Chief Executive Officer                      Chief Executive Officer


                                              /s/ Jay R. Hanamann
                                              ----------------------------------
                                              Jay R. Hanamann



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